EXHIBIT 3.6

AMENDMENT TO BYLAWS

OF

MATADOR RESOURCES COMPANY

Whereas, Matador Resources Company, a Texas corporation (previously, Matador Holdco, Inc., the “Corporation”) has entered into an Agreement and Plan of Merger with Matador Merger Co. (“Mergerco”) and MRC Energy Company (previously, Matador Resources Company, “MRC”) pursuant to which, among other things, Mergerco has merged with and into MRC, and MRC, as the surviving entity, changed its name to MRC Energy Company;

Now, therefore, the Bylaws of the Corporation are amended by replacing the words “Matador Holdco Inc.” in the heading and in all other references with:

Matador Resources Company

The undersigned, as Secretary of the Corporation, does hereby certify as of August 9, 2011 that the foregoing is an amendment to the Bylaws of the Corporation as approved and adopted by the Directors of the Corporation at a duly called meeting of the Directors of the Corporation on the 8th day of August, 2011.

/s/ Joseph Wm. Foran
Joseph Wm. Foran,
Chairman, President and Secretary